Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$961,000	$116.47

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

October 19, 2018

PRICING SUPPLEMENT

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018,

Equity Index Underlying Supplement dated February 26, 2018and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.
Autocallable Barrier Notes with Contingent Return

and Step-Down Call Threshold Feature

▶	$961,000 Autocallable Barrier Notes with Contingent Return and Step-Down Call Threshold Feature linked to the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF
▶	Approximately a 4-year term
▶	Contingent payment of 10.00% payable at maturity if the closing value of the Least Performing Underlying on the Final Valuation Date is less than its Call Threshold but greater than or equal to 70% of its Initial Value
▶	If the Notes are not called, full exposure to declines in the Least Performing Underlying if its return is less than -30%
▶	Callable annually on or after November 6, 2019 at par plus the applicable Call Premium if the closing value of each Underlying is at or above its applicable Call Threshold (which will be equal to a percentage of the Initial Value that decreases progressively from 100% to 92.50% over the term of the Notes)
▶	Call premium of 15.50% per annum
▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Contingent Return and Step-Down Call Threshold Feature (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $947.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$961,000	$0	$961,000

1 HSBC USA Inc. or one of our affiliates will not pay any underwriting discounts, but will pay referral fees of 0.40% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 4-Year Autocallable Barrier Notes with Contingent Return and Step-Down Call Threshold Feature

This pricing supplement relates to a single offering of Autocallable Barrier Notes with Contingent Return and Step-Down Call Threshold Feature. The offering will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to an offering of Notes linked to the performance of the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The EURO STOXX 50® Index (Ticker: “SX5E”) and the iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) (each, an “Underlying” and together, the “Underlyings”).

Trade Date:	October 19, 2018

Pricing Date:	October 19, 2018

Original Issue Date:	October 26, 2018

Final Valuation Date:	November 7, 2022, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Maturity Date:	November 10, 2022. The Maturity Date is subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Feature:	We will automatically call the Notes if the Official Closing Value of each Underlying is at or above its applicable Call Threshold on any Observation Date. If the Notes are automatically called, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Call Threshold:	The Call Threshold is a percentage of the Initial Value that decreases progressively over the term of the Notes. For each Underlying, the Call Threshold will be 100% of the Initial Value on the first Observation Date, 97.50% of the Initial Value on the second Observation Date, 95.00% of the Initial Value on the third Observation Date and 92.50% of the Initial Value on the fourth Observation Date.

Call Premium:

15.50% per annum.

15.50% if called on the first Observation Date, 31.00% if called on the second Observation Date, 46.50% if called on the third Observation Date and 62.00% if called on the fourth Observation Date (the Final Valuation Date).

Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.

PS-2

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

▶    If the Final Value of the Least Performing Underlying is less than its Call Threshold but greater than or equal to its Trigger Value:

$1,000 + the Contingent Return Payment.

▶    If the Final Value of the Least Performing Underlying is less than its Trigger Value:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Value of the Least Performing Underlying is less than its Trigger Value, you may lose up to 100% of the Principal Amount.

Trigger Value:	2,247.574 with respect to the SX5E and $27.769 with respect to the EEM, each of which is 70% of the Initial Value of that Underlying.

Least Performing Underlying:	The Underlying with the lowest Final Return.

Observation Dates, Call Payment Dates and Call Threshold:	Observation Date*	Call Payment Date**	Call Threshold
	November 6, 2019	November 12, 2019	100% of the Initial Value
	November 6, 2020	November 12, 2020	97.50% of the Initial Value
	November 8, 2021	November 12, 2021	95.00% of the Initial Value
	November 7, 2022 (the Final Valuation Date)	November 10, 2022 (the Maturity Date)	92.50% of the Initial Value

* The Observation Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

** The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Contingent Return Payment (payable at maturity):	10.00%, payable at maturity if the Notes are not called and the Final Return of the Least Performing Underlying is greater than or equal to -30%.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	3,210.82 with respect to the SX5E and $39.67 with respect to the EEM, each of which was its Official Closing Value on the Pricing Date.

Final Value:	With respect to each Underlying, its Official Closing Value on the Final Valuation Date.

Official Closing Value:	The Official Closing Level or Closing Price, as applicable, of the relevant Underlying on any scheduled trading day.

CUSIP / ISIN:	40435F3S4 / US40435F3S47

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors—The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any Underlying or any component security included in either Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, beginning on page S-1 of the prospectus supplement, beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its applicable Call Threshold (which will be equal to a percentage of the Initial Value that decreases progressively over the term of the Notes) on any Observation Date. If the Notes are automatically called, investors will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount, together with the applicable Call Premium.

Contingent Return Payment

We will pay the Contingent Return Payment on the Maturity Date if the Notes are not called and the Official Closing Value of each Underlying on the Final Valuation Date is less than its Call Threshold but equal to or greater than its Trigger Value.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

▶	If the Final Value of the Least Performing Underlying is less than its Call Threshold but greater than or equal to its Trigger Value:

$1,000 + the Contingent Return Payment.

▶	If the Final Value of the Least Performing Underlying is less than its Trigger Value:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Final Value of the Least Performing Underlying is less than its Trigger Value, you may lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor and Reference Issuer

With respect to the SX5E, STOXX Limited is the reference sponsor. With respect to the EEM, iShares, Inc. is the reference issuer.

PS-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Value of each of the Underlyings will be equal to or greater than its applicable Call Threshold on one or more of the Observation Dates.

▶	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

▶	You are willing to hold Notes that will be automatically called on any Observation Date on or after November 6, 2019 on which the Official Closing Value of each Underlying is at or above its applicable Call Threshold.

▶	You are willing to be exposed to the possibility of early redemption.

▶	You are willing to invest in a security in which the maximum return is limited to the Call Premium.

▶	You are willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the relevant Underlying, or the Underlying itself, as applicable.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Value of one or both of the Underlyings will be less than its applicable Call Threshold on each of the Observation Dates, and below its Trigger Value on the Final Valuation Date.

▶	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Observation Date on or after November 6, 2019 on which the Official Closing Value of each Underlying is at or above its applicable Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You are unwilling to be exposed to the possibility of early redemption.

▶	You are unwilling to invest in a security in which the maximum return is limited to the Call Premium.

▶	You prefer to receive guaranteed periodic interest payments on the Notes.

▶	You seek an investment for which there will be an active secondary market.

▶	You are not willing to forgo dividends or other distributions paid to holders of the stocks included in the relevant Underlying, or the Underlying itself, as applicable.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-5

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement, beginning on page S-1 of the accompanying Equity Index Underlying Supplement and beginning on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising or held by either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Trigger Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. You may lose up to 100% of your investment at maturity.

You may not receive the Call Premium or the Contingent Return Payment.

The Notes may not be automatically called, and you may not receive the Contingent Return Payment. If the Official Closing Value of either Underlying on the Final Valuation Date is less than its Trigger Value, we will not pay you the Contingent Return Payment at maturity. If, on the Final Valuation Date, the Official Closing Value of either Underlying is less than its Trigger Value, you will not receive a positive return on the Notes, and you will lose some or all of your principal amount.

Your return on the Notes is limited to the principal amount plus the Call Premium, if any, regardless of any appreciation in the value of the Reference Asset.

If the Notes are called, for each $1,000 in principal amount, you will receive $1,000 at maturity plus the Call Premium, regardless of any appreciation in the value of either Underlying, which may be significant. Accordingly, an investment in the Notes may have a lower return than an investment in the securities included in one or both of the Underlyings.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Contingent Return Payment and Call Premium and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying.

If the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose all or some of the Principal Amount investment if the Final Value of the Least Performing Underlying is less than its Trigger Value, even if there is an increase in the value of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

PS-6

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period could be as little as 1 year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Because the Call Threshold will decrease each year, the Notes are more likely to be called during their term than hypothetical similar securities that have a Call Threshold that does not so decrease.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date may be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 10 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

PS-7

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Values of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. If the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Initial Value during the term of the Notes other than on the Observation Dates but then decreases on each Observation Date to a value that is less than its Initial Value, the return on the Notes may be less, and possibly significantly less, than it would have been had the Notes had been called. Similarly, even if the value of each Underlying is greater than or equal to its Trigger Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Trigger Value, the Contingent Return Payment will not be payable on the Maturity Date and the Payment at Maturity will be less, and possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether the Notes will be automatically called and whether the Payment at Maturity will include the Contingent Return Payment will be based solely on the Official Closing Values of the Underlyings on the applicable Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Higher Contingent Return Premiums or lower Trigger Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the level of that Underlying could close below its Trigger Value on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Return Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Value or a higher Contingent Return Payment) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Return Payment may indicate an increased risk of loss. Further, a relatively lower Trigger Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

Risks associated with non-U.S. companies.

The value of the EEM and the level of the SX5E depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E or the EEM and, as a result, the value of the Notes.

Risks associated with emerging markets.

An investment in the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

PS-8

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EEM and those that comprise the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM and the level of the SX5E, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of either Underlying from its Initial Value. We cannot predict the Official Closing Value of either Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Return Payment and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical Underlying performances. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples are based on the following terms:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value:	As set forth in the tables below.

▶	Trigger Value:	70% of the Initial Value of each Underlying

▶	Call Premium:	15.50% if called on the first Observation Date, 31.00% if called on the second Observation Date, 46.50% if called on the third Observation Date and 62.00% if called on the fourth Observation Date.

▶	Contingent Return Payment:	10.00%, payable at maturity if applicable.
If the Official Closing Value of each Underlying the Final Valuation Date is less than its Initial Value but greater than or equal to its Trigger Value, the Contingent Return Payment will be paid and will equal $100 per $1,000 Principal Amount of the Notes.

	First Observation Date		Second Observation Date		Third Observation Date		Fourth Observation Date
	SX5E	EEM	SX5E	EEM	SX5E	EEM	SX5E	EEM
Call Threshold	3,500	$40	3,412.50	$39	3,325	$38	3,237.50	$37
	Notes Are Called on the Second Observation Date		Notes Are Called on the Fourth Observation Date (the Final Valuation Date)		Notes Are Not Called on Any Observation Date
	Example 1		Example 2		Example 3		Example 4
	SX5E	EEM	SX5E	EEM	SX5E	EEM	SX5E	EEM
Initial Value	3,500	$40	3,500	$40	3,500	$40	3,500	$40
Trigger Value	2,450	$28	2,450	$28	2,450	$28	2,450	$20
Official Closing Values / Percentage Changes on the First Observation Date	3,675/ 5%	$38/ -5%	3,430/ -2%	$38/ -5%	2,800/ -20%	$32/ -20%	2,800/ -20%	$32/ -20%
Official Closing Values / Percentage Changes on the Second Observation Date	4,200/ 20%	$44/ 10%	3,675/ 5%	$36/ -10%	2,625/ -25%	$30/ -25%	2,625/ -25%	$30/ -25%
Official Closing Values / Percentage Changes on the Third Observation Date	N/A	N/A	4,025/ 15%	$30/ -25%	2,625/ -25%	$34/ -15%	3,150/ -10%	$24/ -40%
Official Closing Values / Percentage Changes on the Final Valuation Date	N/A	N/A	3,850/ 10%	$39/ -2.5%	3,150/ -10%	$32/ -20%	3,675/ 5%	$16/ -60%
Call Premium or Contingent Return Payment	$310.00 (Call Premium)		$620.00 (Call Premium)		$100.00 (Contingent Return Payment)		N/A
Total Payment	$1,310.00 (upon automatic call)		$1,620.00 (upon automatic call)		$1,100.00 (at maturity)		$400 (at maturity)
Return of the Notes	31.00%		62.00%		10.00%		-60.00%

PS-10

Example 1—The Official Closing Value of each Underlying on the second Observation Date is greater than or equal to its applicable Call Threshold, but not on the first Observation Date.

Underlying	Initial Value	Official Closing Value on the First Observation Date	Official Closing Value on the Second Observation Date	Official Closing Value on the Third Observation Date	Final Value on Fourth Observation Date
EEM	$40	$38 (95% of Initial Value)	$44.00 (110% of Initial Value)	N/A	N/A
SX5E	3,500.00	3,675.00 (105% of Initial Value)	4,200.00 (120% of Initial Value)	N/A	N/A

Because the Official Closing Value of each Underlying on the second Observation Date is at or above its applicable Call Threshold, the Notes will be called and you will receive $1,310.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 31.00% return on the Notes.

Example 2—The Official Closing Value of each Underlying on the fourth Observation Date (the Final Valuation Date) is greater than or equal to its applicable Call Threshold, but not on any previous Observation Dates.

Underlying	Initial Value	Official Closing Value on the First Observation Date	Official Closing Value on the Second Observation Date	Official Closing Value on the Third Observation Date	Final Value on Fourth Observation Date
EEM	$40	$38 (95% of Initial Value)	$36.00 (90% of Initial Value)	$30.00 (75% of Initial Value)	$39.00 (97.5% of Initial Value)
SX5E	3,500.00	3,430.00 (98% of Initial Value)	3,675.00 (105% of Initial Value)	4,025.00 (115% of Initial Value)	3,850.00 (110% of Initial Value)

Because the Official Closing Value of each Underlying on the fourth Observation Date is at or above its applicable Call Threshold, the Notes will be called and you will receive $1,620.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 62.00% return on the Notes.

Example 3—The Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value.

Underlying	Initial Value	Official Closing Value on the First Observation Date	Official Closing Value on the Second Observation Date	Official Closing Value on the Third Observation Date	Final Value on Fourth Observation Date
EEM	$40	$32 (80% of Initial Value)	$30.00 (75% of Initial Value)	$34.00 (85% of Initial Value)	$32.00 (80% of Initial Value)
SX5E	3,500.00	2,800.00 (80% of Initial Value)	2,625.00 (75% of Initial Value)	2,625.00 (75% of Initial Value)	3,150.00 (90% of Initial Value)

Because the Final Value of the Least Performing Underlying is greater than or equal to the Trigger Value, you will receive $1,100.00 per Note, reflecting the Principal Amount plus the Contingent Return Payment, resulting in a 10.00% return on the Notes, even though the value of each Underlying has declined.

PS-11

Example 4—The Notes are not called and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Underlying	Initial Value	Official Closing Value on the First Observation Date	Official Closing Value on the Second Observation Date	Official Closing Value on the Third Observation Date	Final Value on Fourth Observation Date
EEM	$40	$32 (80% of Initial Value)	$30.00 (75% of Initial Value)	$24.00 (60% of Initial Value)	$16.00 (40% of Initial Value)
SX5E	3,500.00	2,800.00 (80% of Initial Value)	2,625.00 (75% of Initial Value)	3,150.00 (90% of Initial Value)	3,675.00 (105% of Initial Value)

Because the Final Value of the Least Performing Underlying is less than its Trigger Value, you will receive $400.00 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × -60.00%) = $400.00

resulting in a -60.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Trigger Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

PS-12

INFORMATION RELATING TO THE UNDERLYINGS

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through October 19, 2018. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

iShares® MSCI Emerging Markets ETF

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Underlying Index”).

The Underlying Index is intended to measure the performance of equity markets in the global emerging markets. As of March 31, 2018, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-26 of the accompanying ETF Underlying Supplement.

PS-13

Historical Information

The following table sets forth the quarterly high and low, and period end, closing prices of the underlying shares for each calendar quarter in the period from January 1, 2008 through October 19, 2018. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	50.37	42.17	44.79
4/1/2008	6/30/2008	51.70	44.43	45.19
7/1/2008	9/30/2008	45.19	31.33	34.53
10/1/2008	12/31/2008	34.53	18.22	24.97
1/1/2009	3/31/2009	27.09	19.94	24.81
4/1/2009	6/30/2009	34.64	24.81	32.23
7/1/2009	9/30/2009	39.29	30.75	38.91
10/1/2009	12/31/2009	42.07	37.56	41.50
1/1/2010	3/31/2010	43.22	36.83	42.12
4/1/2010	6/30/2010	43.98	36.16	37.32
7/1/2010	9/30/2010	44.77	37.32	44.77
10/1/2010	12/31/2010	48.58	44.77	47.62
1/1/2011	3/31/2011	48.69	44.63	48.69
4/1/2011	6/30/2011	50.21	45.50	47.60
7/1/2011	9/30/2011	48.46	34.95	35.07
10/1/2011	12/31/2011	42.80	34.36	37.94
1/1/2012	3/31/2012	44.76	37.94	42.94
4/1/2012	6/30/2012	43.54	36.68	39.19
7/1/2012	9/30/2012	42.37	37.42	41.32
10/1/2012	12/31/2012	44.35	40.14	44.35
1/1/2013	3/31/2013	45.20	41.80	42.78
4/1/2013	6/30/2013	44.23	36.63	38.57
7/1/2013	9/30/2013	43.29	37.34	40.77
10/1/2013	12/31/2013	43.66	40.44	41.77
1/1/2014	3/31/2014	41.77	37.09	40.99
4/1/2014	6/30/2014	43.95	40.82	43.23
7/1/2014	9/30/2014	45.85	41.56	41.56
10/1/2014	12/31/2014	42.44	37.73	39.29
1/1/2015	3/31/2015	41.07	37.92	40.13
4/1/2015	6/30/2015	44.09	39.04	39.62
7/1/2015	9/30/2015	39.78	31.32	32.78
10/1/2015	12/31/2015	36.29	31.55	32.19
1/1/2016	3/31/2016	34.28	28.25	34.25
4/1/2016	6/30/2016	35.26	31.87	34.36
7/1/2016	9/30/2016	38.20	33.77	37.45
10/1/2016	12/31/2016	38.10	34.08	35.01
1/1/2017	3/31/2017	39.98	35.01	39.39
4/1/2017	6/30/2017	41.93	38.81	41.39
7/1/2017	9/30/2017	45.85	41.05	44.81
10/1/2017	12/31/2017	47.81	44.81	47.12
1/1/2018	3/31/2018	52.08	45.69	48.28
4/1/2018	6/30/2018	48.28	42.33	43.33
7/1/2018	9/30/2018	45.03	41.14	42.92
10/1/2018	10/19/2018*	42.93	39.14	39.67

* This pricing supplement includes information for the fourth calendar quarter of 2018 for the period from October 1, 2018 through October 19, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

PS-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement, except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date and final Observation Date for purposes of determining the payment on the Notes, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If the Notes are subject to an automatic call, the Call Premium will be pro-rated based upon the amount of time that the Notes are outstanding. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying referral fees of up to 0.40% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes.

PS-15

Despite the foregoing, U.S. holders should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, call, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, call, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, call, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether an Underlying or any of the entities whose stock is included in, or owned by, an Underlying, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and the entities whose stock is included in, or owned by the Underlyings, as the case may be, and consult your tax advisor regarding the possible consequences to you if an Underlying or one or more of the entities whose stock is included in, or owned by, an Underlying, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PS-16

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

PS-17

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$961,000 Autocallable Barrier Notes
with Contingent Return and Step-
Down Call Threshold Feature

October 19, 2018

Pricing Supplement

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-10
Information Relating to the Underlyings	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-15
Validity of the Notes	PS-17

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial Average® ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58